UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 18, 2010

Biolase Technology, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 18, 2010, Biolase Technology, Inc. (the "Company") received a staff deficiency letter from The NASDAQ Stock Market indicating that based on the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, the Company does not comply with the minimum stockholders’ equity requirement of $2.5 million for continued listing on The NASDAQ Capital Market as set forth in NASDAQ Listing Rule 5550(b)(1). As of June 30, 2010, the Company’s stockholders’ equity was approximately negative $1.3 million.

The Company is permitted to submit a detailed plan of compliance by October 4, 2010, advising NASDAQ of the action the Company has taken, or plans to take, that would bring it into compliance with Listing Rule 5550(b)(1). Alternatively, the Company could demonstrate compliance if it satisfied the market value of listed securities or net income from continuing operations listing requirements, which stand as alternatives to the minimum stockholders’ equity listing requirement.

If NASDAQ does not accept the Company’s plan of compliance, NASDAQ may then initiate delisting proceedings from The NASDAQ Capital Market, at which time the Company may appeal NASDAQ’s determination to a Listing Qualifications Panel. The Company is in the process of preparing a plan of compliance.

A copy of the press release announcing the NASDAQ deficiency letter is furnished as Exhibit 99.1 and incorporated into this Item 3.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release of Biolase Technology, Inc., dated August 24, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase Technology, Inc.

August 24, 2010	By:	/s/ David M. Mulder

Name: David M. Mulder
Title: Chairman, CEO, and President

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of Biolase Technology, Inc., dated August 24, 2010.